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                                                                    EXHIBIT 10.1
[Nasdaq Logo]

Steven J. Randich
Executive Vice President
Chief Technology Officer

                                                April  27, 2001
Mr. Robert Warshaw
Chief Executive Officer
OptiMark Holdings, Inc.
10 Exchange Place, 24th Floor
Jersey City, NJ  07302

Dear Bob:

As you are well aware, The Nasdaq Stock Market, Inc. ("Nasdaq") has determined that a dual development track for SuperMontage (i.e. "Plan B") is no longer consistent with our business needs. Based on conversations between Nasdaq and OptiMark Holdings, Inc. ("OptiMark") that have occurred over the past month or so, led by Dan Moore and Hector Olmeda, respectively, we have collectively identified a workable alternative. This alternative provides for staff augmentation of Nasdaq's Multiple Parallel Architecture ("MPA") design, development and implementation teams with qualified OptiMark resources. We believe that through staff augmentation, knowledge transfer, and other technical assistance from OptiMark, the success of our MPA development effort will be enhanced.

On October 2, 2000, Nasdaq and OptiMark entered into a Services and License Agreement (the "Agreement") that provided, in part, for Nasdaq to utilize OptiMark's development resources as an alternative development track for Nasdaq's SuperMontage system. Given the newly agreed upon work approach, we hereby request your agreement with respect to the following amendment to the Agreement, effective as of the date first set forth above, that will allow Nasdaq to continue utilizing OptiMark's development resources on new projects:

         1.   Phases and Stages of the SuperMontage Effort. Attachment 8 and
              Section 4 of the Agreement are deleted in their entirety and replaced with the scope of services set forth in the attached Task Order ("New Services"). The second sentence of Section 5.4 and the last line of Section 28.1 (the reference to Attachment 8) are also deleted. The Task Order may not be modified except with the prior written consent of Nasdaq and OptiMark.

         2. Nasdaq Payments. Section 7 of the Agreement is deleted in its entirety and replaced with the following:

         (a) Within five (5) days prior to the beginning of each month, OptiMark shall provide Nasdaq with a work plan (the "Monthly Work Plan") that sets forth the services to be performed in the upcoming month. The parties agree that the value of such services (such value to be determined on a time and materials basis pursuant to the rates listed in Attachment 2) should equal approximately $700,000 per month. Further, each Monthly Work Plan shall include the following information with respect to each OptiMark employee or subcontractor who is expected to perform work in support of any of the New Services to be provided to Nasdaq during the month: (i) name; (ii) title;
                  (iii) rate (as listed in
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                  Attachment 2); (iii) number of hours expected to be worked during the month; and (iv) the New Services expected to be performed during the month. Nasdaq shall have four (4) days following its receipt of the Monthly Work Plan to notify OptiMark of any modifications it has to the Monthly Work Plan and the Monthly Work Plan shall be modified accordingly, subject to OptiMark accepting such modifications. OptiMark will provide the services pursuant to the Monthly Work Plan, as may be modified. If Nasdaq does not communicate any modifications within such four (4) day period, then the Monthly Work Plan shall be deemed acceptable to Nasdaq, such acceptance shall be subject to Nasdaq confirming to OptiMark that it received the Monthly Work Plan. OptiMark shall then provide the New Services to Nasdaq in accordance with the Monthly Work Plan, as modified.

         (b) Within five (5) days prior to the beginning of each month, OptiMark shall also provide Nasdaq with an invoice for the upcoming month (the "Invoice") in the amount of the Monthly Payment (as defined below), as such amount may be adjusted in accordance with the provisions set forth in Section 2(d) hereof. For purposes of clarification, each Invoice should reflect the amount set forth in the Nasdaq approved Monthly Work Plan with a deduction for any Carryover Value from the previous month.

         (c) Within five (5) days following the end of each month, OptiMark shall provide Nasdaq with a report (the "Monthly Report") that sets forth the following information with respect to each OptiMark employee or subcontractor who performed work in support of any of the New Services provided to Nasdaq during the month: (i) name; (ii) title; (iii) rate (as listed in Attachment 2); (iii) actual number of hours worked during the month; and (iv) the New Services performed during the month.

         (d) Subject to Nasdaq's approval of the Monthly Work Plan and its receipt of the Invoice, both for the upcoming month, and the Monthly Report for the prior month, Nasdaq shall pay OptiMark a fee as reflected in the Invoice for the New Services (the "Monthly Payment") provided through December 31, 2001; provided, however, that if the value of the New Services provided to Nasdaq in any given month (such value to be determined on a time and materials basis pursuant to the rates listed in Attachment 2) is less than the amount of the Monthly Payment remitted to OptiMark at the beginning of such month (the amount by which the Monthly Payment exceeds the value of the New Services shall be referred to herein as the "Carryover Value"), then OptiMark shall reflect the amount of such Carryover Value on the Invoice for the next succeeding month and Nasdaq shall deduct the amount of the Carryover Value from the Monthly Payment due to OptiMark for the next succeeding month. For purposes of clarification, if Nasdaq modifies the Monthly Work Plan (as permitted pursuant to Section 2(a)) such that the value of the New Services as set forth in the modified Monthly Work Plan is different than the value set forth in the Monthly Work Plan originally delivered by OptiMark, then the modified value shall be used to calculate the Carryover Value. OptiMark shall reimburse Nasdaq for any remaining
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                  Carryover Value that exists as of December 31, 2001. It is further agreed by the parties that if, at any time, the cumulative value of the Carryover Values exceeds $700,000, then Nasdaq shall have the right to terminate the Agreement pursuant to Section 9 hereof and OptiMark shall reimburse Nasdaq for any remaining Carryover Value that exists as of the date of termination. The Carryover Value shall not include deficiencies in time or work that are caused by Nasdaq's failure to provide information, software, and/or support associated with the Monthly Work Plan in a timely manner. OptiMark's decision to not perform work in view of the foregoing sentence shall not be made without consultation with Nasdaq.

         (e) Nasdaq will inspect an OptiMark deliverable and/or service under the Task Order to determine whether, in the reasonable opinion of Nasdaq, the deliverable and/or service is reasonably acceptable. Nasdaq will make this determination based on whether the deliverable and/or service substantially meets (a) the applicable specifications provided to OptiMark, if any; or (b) the work described in the Monthly Work Plan (as may be modified by Nasdaq).

                           (i) If the deliverable and/or service is not
                  accepted, then Nasdaq promptly will advise OptiMark in writing as to which aspect of the deliverable and/or service needs correcting. OptiMark will seek to remedy such aspect and deliver a corrected deliverable and/or service to Nasdaq on a date to be agreed to by Nasdaq and OptiMark.

                           (ii) Following receipt of the corrected deliverable
                  and/or service, Nasdaq will inspect the deliverable and/or service again. If Nasdaq does not accept the corrected deliverable and/or service, then OptiMark will issue a credit on its next Invoice to Nasdaq for the amounts paid for the deliverable and/or service. If Nasdaq accepts the corrected deliverable and/or service, then Nasdaq will pay OptiMark for the original work. Nasdaq will also pay OptiMark for remedial work performed on the deliverable to correct normal and reasonable development errors; provided, however, that the amount to be paid by Nasdaq for such remedial work shall be included as part of OptiMark's next Invoice and will be part of, rather than in addition to, the $700,000 per month Monthly Payment which the parties anticipate that Nasdaq will pay to OptiMark for the provision of New Services. As for remedial work performed on the deliverable to correct other errors, OptiMark and Nasdaq will mutually agree whether OptiMark should be paid for such remedial work. If they cannot so agree, either party may seek alternative dispute resolution pursuant to Section 25 of the Agreement to make this determination. All payments by Nasdaq under this sub-section will be made with its next Monthly Payment.

         (f)      Subject to provisions set forth in Section 2(d) and in this
                  Section 2(f), Nasdaq will make payment via wire transfer within fifteen (15) calendar days after its receipt of the Invoice. If Nasdaq reasonably disputes any item or amount set forth on the Invoice (including, without limitation, the amount of the Carryover Value), Nasdaq will pay all amounts not in dispute; provided, however, that disputed items
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                  and/or amounts covered in Section 2(e) will be paid as set forth in the current Invoice, subject to OptiMark and Nasdaq adjusting for amounts in dispute in a later Invoice as provided in Section 2(e). OptiMark will maintain accurate and complete records as to time spent in its performance of the New Services and will allow Nasdaq to examine its records from time to time upon written request, with reasonable notice and during normal business hours, in order that Nasdaq may ascertain the correctness of invoices submitted by OptiMark. Late payments shall bear daily interest at a rate of 1.5% per month.

         (g) OptiMark shall provide Nasdaq with a twenty (20) percent monthly discount for New Services performed over $840,000 in a given month.

         3. Term and Termination. The term of the Agreement shall continue in full effect until December 31, 2001 unless terminated in accordance with Section 19 of the Agreement; provided, however, that if Nasdaq terminates the Agreement, except for a termination pursuant to Section 9 hereof, prior to December 31, 2001, it shall remain obligated to make Monthly Payments of $700,000 to OptiMark through December 31, 2001.

         4. Nasdaq Investments. In consideration of the promises set forth herein, OptiMark agrees that all Nasdaq warrants (the "Warrants") set forth in Section 2(b)-(f) of the 1998 Warrant Agreement and as further described in Section 18.1 of the Agreement, shall fully vest as of December 31, 2001 without regard to the Critical Milestones listed in the Agreement; provided, however, that OptiMark has earned minimum cumulative Monthly Payments under the Agreement of at least $7,700,000 for New Services performed through December 31, 2001 (except that if OptiMark has failed to earn cumulative Monthly Payments of at least $7,700,000 due to OptiMark's material breach hereof for which Nasdaq has terminated the Agreement pursuant to Section 9 hereof, then, the Warrants shall, nevertheless, fully vest as of December 31, 2001). The exercise date shall remain as stated in Section 18.1 of the Agreement. In addition to the obligations set forth in Section
              26.10 of the Agreement, this provision shall also survive any termination or cancellation.

         5. Exclusivity. The first sentence of Section 13.1 of the Agreement is deleted in its entirety and replaced with the following:
              OptiMark (including any Affiliates) shall not directly or indirectly (including permitting a licensee or owner of any OptiMark intellectual property the right to) create or market systems or services anywhere in the world for any customer in any Financial Instrument, without at least fifteen (15) days prior Notice to Nasdaq and subject to Nasdaq's right to consent in each instance, such consent shall not be unreasonably withheld or delayed.

         6. Attachment 6 is amended by adding the following at the end of thereof:

              "Swaps, equity indices, index options, Eurodollar futures and spread market, Eurodollar options, government bonds, corporate bonds, interest rate swaps and FRA markets, B2B products, mortgage backed securities, stock loan, and options exchange."
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         7.   A new Section 11.7 is added:

              "EXCEPT AS EXPRESSLY SET FORTH HEREIN, OPTIMARK AND ITS AFFILIATES DO NOT MAKE ANY OTHER REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE SOFTWARE, OTHER TECHNOLOGY, OR SERVICES PROVIDED HEREUNDER. OPTIMARK AND ITS AFFILIATES EXPRESSLY DISCLAIM ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A SPECIFIC PURPOSE."

         8. The following is inserted after "Consequential Damages." as the first sentence of Section 26.8:

              "THE ENTIRE LIABILITY OF OPTIMARK AND ITS AFFILIATES TO NASDAQ OR ANY THIRD PARTY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, OR USE OF THE SOFTWARE OR ANY OTHER TECHNOLOGY OR SERVICES PROVIDED BY OPTIMARK UNDER THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, INCLUDING CONTRACT, STRICT LIABILITY, NEGLIGENCE OR OTHER TORT, SHALL BE LIMITED TO * . This
              Section 26.8, as amended, is effective as of October 2, 2000."

         9. Section 19.2 is deleted in its entirety and replaced with the following:

              "In the event of a material breach by OptiMark, or if the cumulative value of the Carryover Values exceeds $700,000 as determined pursuant to Section 2(d) hereof, then Nasdaq shall have the right to terminate the Agreement with 10 days Notice (with a right to cure within such period, if the breach is curable)."

Except as provided herein, the Agreement will continue in full force and effect until terminated in accordance with its terms. Nasdaq understands that this amendment to the Agreement shall not binding on OptiMark until the approval of its board of directors has been obtained. Please acknowledge your agreement by signing below.

Bob, we, at Nasdaq, look forward to our renewed working relationship provided by this newly-defined staff integration plan.

                                         Regards,

                                         /s/ Steven J. Randich

                                         Steven J. Randich

Agreed and Accepted as of this 26th day of April, 2001:

OPTIMARK HOLDINGS, INC.

By:  /s/ Robert J Warshaw
     -------------------------
Name: Robert J Warshaw
Title: CEO

Attachment

* This confidential portion has been omitted and filed separately with the Commission.
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                          THE NASDAQ STOCK MARKET, INC.
                     AGREEMENT FOR PROFESSIONAL SERVICES NO.
                          TASK ORDER NO. 00001-2001-03

SERVICES PERFORMED FOR                      SERVICES PERFORMED BY
THE NASDAQ STOCK MARKET, INC.               OPTIMARK, INC.
SYSTEMS ENGINEERING                         10 EXCHANGE PLACE CENTER
80 MERRITT BLVD.                            JERSEY CITY, NEW JERSEY 07302
TRUMBULL, CT 06611                          (201) 536 7121

                                            PERFORMANCE OF
                                            SERVICES RESTRICTED TO:
                                            SYSTEM ENGINEERING

SCOPE OF WORK - MPA APPLICATION DEVELOPMENT - SYSTEM ENGINEERING - TEST SUPPORT SERVICES FOR SUPERMONTAGE

The scope of work includes, but is not limited to, provision of the following services:

*

Based upon the previously defined services, the currently identified tasks with estimates include:

*



TASK ORDER PROJECT MANAGER

Dan Moore
203-502-6439
dan.moore@nasd.com


* This confidential portion has been omitted and filed separately with the Commission.